EXHIBIT 99.1

                      PRESS RELEASE DATED FEBRUARY 4, 2002

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GASCO
ENERGY



News Release
For Immediate Release

             GASCO ANNOUNCES STRATEGIC RELATIONSHIP WITH HALLIBURTON 10-WELL UINTA BASIN DRILLING PROGRAM BEGINS IN FEBRUARY

DENVER - February 4, 2002 (PR Newswire) - Gasco Energy, Inc. (OTC BB: GASE) announced the signing of a strategic relationship with Halliburton Energy Services, a business segment of Halliburton Company (NYSE: HAL). The agreement encompasses a 10-well pilot program over a period of three years, whichever occurs first, and is part of Gasco's Riverbend Project in the Uinta Basin of northeast Utah. Upon completion of the initial 10 wells, Halliburton has the option to extend the agreement on the same basis for an additional 10 wells during the contract period. The agreement with Halliburton represents a portion of Gasco's drilling activities on its Uinta Basin properties.

Mark Erickson, Gasco President and CEO, said, "This is great news. Halliburton's Integrated Solutions Group will team with Gasco engineers on field development planning and solutions integration. A joint technical team brings together Halliburton's best-of-class completion experience and Gasco's substantial exploitation expertise. The structure of this agreement ensures that Halliburton and Gasco are equally motivated to achieve maximum success on each of the wells. The first development well under this agreement, the Federal 23-29 #1, is expected to begin drilling in early February."

The Uinta Basin is known to hold a significant amount of recoverable natural gas resources and has recently seen a substantial increase in drilling and production activity. More than 98 Mesaverde wells have been drilled and completed in the Uinta Basin during the past two years, with only one dry hole.

About Gasco Energy
Gasco Energy is a Denver-based natural gas and oil exploitation and development company that focuses on natural gas rich prospects in the Rocky Mountain area of the United States. The Company currently holds interest in more than 159,000 gross acres in Utah and has an Area of Mutual Interest agreement on 330,000 acres in the Greater Green River Basin of Wyoming. Go to WWW.GASCOENERGY.COM to learn more about Gasco Energy, Inc.

Forward-looking statements
Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.



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GASCO
ENERGY


Contacts:

King Grant, Chief Financial Officer
(303) 483-0044




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